Exhibit 5.5

CONSENT OF MICHAEL DUFRESNE

The undersigned hereby consents to the references to, and the information derived from, the technical reports entitled “South Railroad Project, Form 43-101F1 Technical Report, Updated Preliminary Feasibility Study, Elko County, Nevada” and “Technical Report and Mineral Resource Estimate for the Lewis Project, Ladner County, Nevada, USA,” and to the references, as applicable, to the undersigned’s name included in or incorporated by reference in the Registration Statement on Form F-10 of Gold Standard Ventures Corp.

Dated: September 8, 2020	/s/ Michael Dufresne
Michael Dufresne, M.Sc. P.Geol, P.Geo